Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	sbrumbaugh@padillaspeer.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2012 Third Quarter Results

•	Quarterly earnings per diluted share up 84 percent to $0.92 from $0.50;

•	Net sales grew 36 percent;

•	Third-quarter operating profit rose 114 percent to $26.2 million from $12.2 million;

•	Company again raises fiscal 2012 sales and earnings guidance to a range of $1.60 to $1.70 EPS, a 129% to 143% increase over fiscal 2011, on expected full-year sales growth of 22% to 24%

MINNEAPOLIS, January 26, 2012 – Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $17.0 million, or $0.92 per diluted share, on net sales of $207.0 million for the fiscal third quarter ended December 31, 2011. In the prior-year third quarter, Arctic Cat reported net earnings of $9.3 million, or $0.50 per diluted share, on net sales of $152.0 million.

“We are very pleased with the company’s strong third-quarter and year-to-date performance. Arctic Cat continued to execute well during the quarter, producing double-digit sales and earnings gains,” said Claude Jordan, Arctic Cat’s president and chief executive officer. “Our focus on introducing innovative products and technologies, such as our extensive new snowmobile line-up and the Wildcat sport side-by-side, contributed to the strong third-quarter results and helped generate increased sales across all product lines.”

Among the highlights of Arctic Cat’s fiscal 2012 third quarter financial results versus the same quarter last year:

•	Net sales grew 36 percent, chiefly driven by increased snowmobile sales and international all-terrain vehicle (ATV) sales;

•	The company began to ship the new Wildcat sport side-by-side vehicle;

•	Operating expenses as a percent of sales declined to 10.4 percent compared to 13.5 percent;

•	Operating profit rose 114 percent;

•	Cash and short-term investments totaled $76.3 million at quarter end; and

•	The company had no short- or long-term debt.

Gross margins in the fiscal 2012 third quarter rose 154 basis points, primarily due to higher volumes, selling prices and improved product mix, coupled with lower sales incentives. The company continues to expect full-year gross margin improvement of 20 to 60 basis points.

Total cash and short-term investments at quarter end were $76.3 million compared to $107.1 million at the end of the prior-year quarter. Arctic Cat used $79.3 million in cash during the fiscal 2012 third quarter to purchase all of Suzuki Motor Corporation’s 6.1 million shares of Arctic Cat Class B common stock. The

Arctic Cat Reports Fiscal 2012 Third Quarter Results – 2

stock buyback was funded entirely with existing cash on the company’s balance sheet. The transaction reduced Arctic Cat’s outstanding shares from 18.4 million to 12.3 million, increasing non-Suzuki shareholders’ ownership of outstanding common shares by approximately 33 percent while leaving Arctic Cat’s public share float unchanged.

Commented Jordan: “We believe that this stock buyback provides immediate and long-term value to our remaining shareholders, who should see the benefit in improved earnings per diluted share from reduced shares over the next four quarters.”

Following the share purchase from Suzuki, Arctic Cat continues to have a strong balance sheet. Given the company’s current cash position and projected cash generation, Arctic Cat expects to end the current 2012 fiscal year with more than $60 million in cash.

As previously announced, Suzuki will continue to supply snowmobile engines to Arctic Cat through the 2014 model year, as well as engine parts to service existing engines. Arctic Cat will move snowmobile engine manufacturing to its St. Cloud, Minn., facility, where the company has manufactured ATV engines since 2007.

For the nine months ended December 31, 2011, Arctic Cat’s net earnings increased to $36.1 million, or $1.94 per diluted share, on net sales of $486.8 million. In the first nine months of last fiscal year, the company reported net earnings of $22.6 million, or $1.22 per diluted share, on net sales of $391.2 million.

Business Line Results

Snowmobile sales rose 61 percent to $125.2 million in the fiscal 2012 third quarter, up from $77.8 million in the prior-year quarter. Sales continued to be fueled by Arctic Cat’s extensive new 2012 model line-up, announced in March 2011, with 23 all-new snowmobiles representing 75 percent of the current offerings.

ATV sales increased 12 percent to $54.4 million in the fiscal 2012 third quarter versus $48.6 million in the same period last year, with strong contributions from Arctic Cat’s Prowler line of side-by-sides. During the third quarter, Arctic Cat began shipping limited quantities of its all-new Wildcat V-Twin 1000i H.O. sport recreational off-road vehicle (ROV) to dealers. The Wildcat ROV was introduced to the public through demonstrations and rides held throughout North America. Arctic Cat is ramping up production of the Wildcat in the fiscal fourth quarter in order to meet demand for this off-road sport vehicle.

Sales of parts, garments and accessories (PG&A) in the fiscal 2012 third quarter grew 7 percent to $27.4 million versus $25.6 million in the prior-year quarter. The growth was primarily due to snowmobile-related parts, garments and accessories sales. With the launch of its e-commerce site in Canada, Arctic Cat now offers online PG&A sales throughout North America. The company also launched a wide range of accessories for Wildcat vehicle customization.

Arctic Cat Reports Fiscal 2012 Third Quarter Results – 3

Company Raises Fiscal 2012 Outlook

“With product innovation driving increased sales and our continued progress on operational excellence and execution, we are raising our fiscal 2012 sales and earnings guidance for the third consecutive quarter,” said Jordan. “We remain well-positioned for future sales growth across all product lines.”

Arctic Cat continues to expect higher snowmobile retail sales in fiscal 2012, due to its new model line-up. The company also anticipates continued gains in its ROV business, fueled by the competitive strength of the Prowler side-by-side offerings and the growth potential for the Wildcat pure-sport ROV model. Additionally, the company remains focused on further enhancing profitability through operational efficiencies.

Arctic Cat’s fiscal 2012 outlook now includes the following assumptions versus the prior fiscal year: ATV industry retail sales declining approximately 10 to 15 percent; snowmobile industry retail sales up approximately 3 to 5 percent; Arctic Cat dealer inventories decreasing 10 to 20 percent; achieving lower operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more than $60 million in cash on its balance sheet and no debt. The company expects gross margins to improve between 20 to 60 basis points in fiscal 2012.

For the fiscal year ending March 31, 2012, Arctic Cat now anticipates sales in the range of $568 million to $575 million, an increase of 22 percent to 24 percent versus fiscal 2011. The company estimates that fiscal 2012 earnings per diluted share will be in the range of $1.60 to $1.70, an increase of 129 percent to 143 percent. Previously, the company expected fiscal 2012 sales in the range of $530 million to $545 million and earnings in the range of $1.10 to $1.15 per diluted share.

Conference Call

A conference call is scheduled for 11 a.m. CT (12 p.m. ET) today. To listen to the live call dial 1-800-762-8795. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through February 2, 2012, by dialing 1-800-406-7325, passcode 4509174.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial

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performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2012 Third Quarter Results – 5

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Net Sales
Snowmobile & ATV Units	$179,659	$126,381	$408,378	$319,485
Parts, Garments & Accessories	27,363	25,595	78,403	71,709

Total Net Sales	207,022	151,976	486,781	391,194
Cost of Goods Sold
Snowmobile & ATV Units	142,541	104,723	320,513	254,252
Parts, Garments & Accessories	16,704	14,521	47,067	42,193

Total Cost of Goods Sold	159,245	119,244	367,580	296,445

Gross Profit	47,777	32,732	119,201	94,749
Operating Expenses
Selling & Marketing	10,186	8,891	28,431	25,780
Research & Development	4,773	3,850	12,596	10,722
General & Administrative	6,635	7,774	22,664	25,554

Total Operating Expenses	21,594	20,515	63,691	62,056

Operating Profit	26,183	12,217	55,510	32,693
Other Income (Expense)
Interest Income	23	28	68	72
Interest Expense	(1)	(1)	(7)	(11)

Total Other Income (Expense)	22	27	61	61

Earnings Before Income Taxes	26,205	12,244	55,571	32,754
Income Taxes	9,177	2,982	19,455	10,161

Net Earnings	$17,028	$9,262	$36,116	$22,593

Net Earnings Per Share
Basic	$0.96	$0.51	$2.00	$1.24

Diluted	$0.92	$0.50	$1.94	$1.22

Weighted Average Shares Outstanding:
Basic	17,721	18,236	18,054	18,214

Diluted	18,489	18,644	18,633	18,484

	December 31,
Selected Balance Sheet Data:	2011	2010
Cash and Short-term Investments	$76,296	$107,070
Accounts Receivable, net	52,187	50,196
Inventories	87,867	77,150
Total Assets	279,207	296,400
Short-term Bank Borrowings	0	0
Total Current Liabilities	134,894	102,879
Long-term Debt	0	0
Shareholders’ Equity	142,227	190,953

Arctic Cat Reports Fiscal 2012 Third Quarter Results – 6

	Three Months Ended December 31,			Nine Months Ended December 31,
Product Line Data:	2011	2010	Change	2011	2010	Change
Snowmobiles	$125,227	$77,822	61%	$257,258	$186,452	38%

All-Terrain Vehicles	54,432	48,559	12%	151,120	133,033	14%

Parts, Garments & Accessories	27,363	25,595	7%	78,403	71,709	9%

Total Sales	$207,022	$151,976	36%	$486,781	$391,194	24%

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